FIRST AMENDMENT
TO
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Executive Employment Agreement (the “Amendment”) is effective as of January __, 2018, by and between SAExploration Holdings, Inc., a Delaware corporation (the “Employer”) and Jeff Hastings (the “Executive”), and hereby amends the Amended and Restated Executive Employment Agreement between the Employer and Executive (the “Agreement”). Words and phrases used herein with initial capital letters that are defined in the Agreement are used herein as so defined.
I.
The first sentence of Section 1 of the Agreement is hereby amended in its entirety to read as follows:
“The Employer hereby agrees to continue to employ the Executive commencing on the Effective Date and ending on December 31, 2020 (the “Initial Term”); provided, however, that at the end of the Initial Term, the Executive’s employment and this Agreement shall automatically renew or extend for consecutive terms of one (1) year on each succeeding anniversary of December 31, 2020 (each such renewal or extension a “Renewal Term”), unless either Party gives prior written notice to the other Party of its desire to terminate the Agreement at least 90 days prior to the expiration of the Initial Term or any Renewal Term, as applicable (the Initial Term and each Renewal Term, collectively, the “Term”).”
II.
The second to last sentence in Section 1 of the Agreement is hereby amended in its entirety to read as follows:
“The obligations of the Parties under Sections 5 through 25 herein shall survive according to the terms of each provision; provided, that the provisions of Sections 7(a) and 7(c) shall be immediately void and of no further force or effect if the Employer gives prior written notice to the Executive of its desire to terminate this Agreement at the expiration of the Initial Term or any Renewal Term, as described above. For the avoidance of doubt, if prior to the expiration of the Initial Term or any Renewal Term the Executive is offered a renewal of this Agreement by the Company at the same or better terms, and the Executive refuses to renew this Agreement, then the post-employment obligations set for in Sections 7(a) and 7(c) shall remain in effect.”
III.
Section 4(a) of the Agreement is hereby amended in its entirety to read as follows:
“(a) receive payment of the Executive’s annual base salary (the “Base Salary”) at an annual rate of not less than US$552,780.00, less deductions required by law, payable in accordance with the Employer’s standard payroll schedule, but not less frequently than monthly. Notwithstanding the foregoing, the Base Salary may be increased (but not decreased without the written consent of the Executive) in the discretion of the Employer’s Chief Executive Officer, subject to approval of the Compensation Committee of the Board (the “Compensation Committee”).
Notwithstanding anything to the contrary herein, for any calendar year during the Term in which the prior calendar year’s Free Cash Flow (as defined below) equals or exceeds $15,000,000, the Base Salary for such calendar year will be not less than US$664,198.00, less deductions required by law, payable in accordance with the Employer’s standard payroll schedule, but not less frequently than monthly. The Compensation Committee will calculate Free Cash Flow for the prior calendar year following delivery of the Employer’s earnings statements for such year, but in any event by March of the following calendar year. In the event that the Executive becomes entitled to an increase in the Base Salary for any calendar year pursuant to this Section 4(a), the corresponding increase in the Base Salary for such calendar year shall, following such determination, be retroactive to January 1 of such calendar year, and any payments of additional Base Salary that become due to the Executive for the period of such calendar year preceding the Compensation Committee’s determination shall be paid to the Executive no later than the first payroll date immediately following the date on which the Compensation Committee makes such determination.
For purposes of this Agreement, “Free Cash Flow” shall be determined by the Compensation Committee and shall mean, with respect to any calendar year, the difference between the Employer’s Adjusted EBITDA (as defined in the Employer’s financial statements and Notes thereto included in its periodic filings with the Securities and Exchange Commission) for the full calendar year (as determined by the Board in the then-current calendar year) and the Employer’s capital expenditures for the then-current calendar year approved by the Board as part of the Employer’s Board-approved forecast for the preceding year. The Compensation Committee may adjust the Free Cash Flow calculation to reflect any actual or projected increases in capital expenditures required to capture business opportunities.”
IV.
Section 4(c) of the Agreement is hereby amended in its entirety to read as follows:
“(c) continue to be eligible to receive annual performance cash awards (“Annual Cash Awards”) with a target amount equal to 100% of Base Salary (the “Target Percentage”), and the Executive will be entitled to a guaranteed Annual Cash Award equal to 50% of Base Salary and as much as 150% of Base Salary if certain executive goals (the “Executive Goals”) are reached as identified and approved by the Compensation Committee; provided, that, notwithstanding the foregoing, for any year in which the prior year’s Free Cash Flow is less than $15,000,000, the Target Percentage shall be equal to 35%, and the Executive will be entitled to a guaranteed Annual Cash Award equal to 17.5% of Base Salary and as much as 52.5% of Base Salary if the Executive Goals are reached as identified and approved by the Compensation Committee.

Commencing with the Employer’s 2018 fiscal year, the Executive Goals will be set by the Compensation Committee under the applicable long-term incentive plan for such annual award but in any event shall not exceed the maximum award permissible under such applicable plan.
Notwithstanding the foregoing, the Executive’s Target Percentage for any calendar year may be increased (but not decreased without the written consent of the Executive) in the discretion of the Employer’s Chief Executive Officer, subject to approval of the Compensation Committee.
The Executive Goals will consist of Free Cash Flow targets, Adjusted EBITDA targets, individual performance targets and health, safety and environment (“HSE”) targets, as determined by the Compensation Committee. The Executive’s individual performance targets and HSE targets for any calendar year shall be set by the Compensation Committee prior to December 31 of the prior calendar year. The financial targets for determining the Executive’s Free Cash Flow targets and Adjusted EBITDA targets for any calendar year shall be determined by the Board at its third quarterly meeting of the prior calendar year.
The Executive’s Annual Cash Award will be paid in the first pay period following the date of the earnings release for the calendar year to which such Annual Cash Award relates unless an alternative timing of payment is agreed to by the Executive; provided, that such Annual Cash Award will in any event be paid in the calendar year following the calendar year to which such Annual Cash Award relates; provided, further, that notwithstanding the foregoing, the Executive’s Annual Cash Award for 2017 will be paid in the ordinary course of business in accordance with past practice, and the amount of such Annual Cash Award shall be no less than $555,000.00 and shall not be affected by the restructuring transactions contemplated by the Exchange Offer Memorandum and Consent Solicitation Statement dated December 22, 2017 of the Employer and the Restructuring Support Agreement dated as of December 19, 2017 (the “2017 RSA”) among the Employer, SAExploration Sub, Inc., SAExploration Inc., SAExploration Seismic Services (US), LLC, NES, LLC and the Supporting Holders Identified Therein.”
V.

Section 4(g) of the Agreement is hereby amended in its entirety to read as follows:

“(g) Equity Compensation.
(i) The Executive shall be eligible to participate in the SAExploration Holdings, Inc. 2018 Long-Term Incentive Plan (the “Equity Incentive Plan”) as described in the Key Revisions to Management Compensation Arrangements term sheet attached to the 2017 RSA as Exhibit A.
(ii) The Executive shall be eligible to participate in the Employer’s Management Incentive Program as described in the Key Revisions to Management Compensation Arrangements term sheet attached to the 2017 RSA as Exhibit A and which shall be established under the Equity Incentive Plan.”

VI.

Section 4(i) of the Agreement is hereby amended by deleting such section in entirety.

Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof. This Amendment may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SAEXPLORATION HOLDINGS, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name:	Jeff Hastings